Exhibit 10.5(c)

                Written description of objectives for 2005 under
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               the Hecla Mining Company Performance Payment Plan
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         The following is a description of certain terms of the Hecla Mining
Company (the "Company") Short-Term Performance Payment Plan (the "Plan") provided pursuant to paragraph (b)(10)(iii) of Item 601 of Regulation S-K, which requires a written description of material terms and conditions of a compensatory plan not contained in a formal document.

         The Board of Directors, based on recommendations of the Company's senior management and the Compensation Committee, established targeted quantitative and qualitative goals for corporate performance. For 2005, corporate performance quantitative goals include total gold and silver production, production costs per ounce for silver and gold, cost containment, environmental costs, capital expenditures and resource development goals. Corporate qualitative goals include, among other goals, a successful investor relations program, acquisitions, positive stock performance, and continue manpower planning efforts.

         The Chief Executive Officer's performance payment for 2005 will be based solely on corporate performance. The other executive officers' performance payments will be based 60% upon corporate performance with 40% based upon individual performance.

         For 2005, a performance payment pool was targeted based on the annual cash salary equal to 60% for the Chief Executive Officer and 40% for each Vice President.